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                                                                     EXHIBIT 5.4

                 [STEWART MCKELVEY STIRLING SCALES LETTERHEAD]

October 10, 2002


Nabors Holdings 1, ULC
3000, 500-4th Avenue, S.W.
Calgary, Alberta T2P 2V6 Canada


Ladies and Gentlemen:

We have acted as Nova Scotia counsel to Nabors Holdings 1, ULC, (the "Company") an unlimited company (often referred to as an "unlimited liability company") incorporated under the laws of the Province of Nova Scotia, in connection with the public offering of up to $225,000,000 aggregate principal amount of 4.875% Senior Notes due 2009 (the "Exchange Notes") of the Company. The Indenture, dated as of August 22, 2002 (the "Indenture"), by and among the Company, Nabors Industries Ltd. (the "Bermuda Guarantor"), Nabors Industries, Inc. (the "US Guarantor", together with the Bermuda Guarantor, the "Guarantors) and Bank One, N.A., as Trustee (the "Trustee"), provides for the guarantee of the Exchange Notes by the Bermuda Guarantor (the "Bermuda Guarantee") and the US Guarantor (the "US Guarantee", together with the Bermuda Guarantees, the "Guarantees") to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 4.875% Senior Notes due 2009 of the Company (the "Original Notes") under the Indenture, as contemplated by the Registration Rights Agreement, dated August 22, 2002 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and Lehman Brothers Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

We have examined the originals, or copies certified or otherwise identified, of:

     (a) the form of Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees to be filed with the Securities and Exchange Commission (the "Commission") on October 11, 2002 under the Act (the "Registration Statement");

     (b) the corporate records of the Company, being the minute books of the Company maintained by us, and including the memorandum of association and articles of association of the Company as contained therein;

     (c)  the Registration Rights Agreement;


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     (d)  the Indenture;

     (e)  the forms of the Exchange Notes, including the Guarantees;

     (f) certificates of public officials, statutes and other instruments and documents;

     (g) a certificate of status pertaining to the Company issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated September 26, 2002;

     (h) resolutions of the directors of the Company relating to the Registration Statement, Exchange Offer, the Indenture, the issuance of Exchange Notes by the Company and related matters; and

     (i) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

     (j) a certificate of an officer of the Company dated August 22, 2002 (the "Officer's Certificate").

     (The Indenture, the Exchange Notes including the Guarantees, the Registration Rights Agreement and the Registration Statement are hereinafter collectively referred to as the "Transaction Documents").

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

In stating our opinions, we have assumed:

     a. the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, telecopies, conformed or reproduction copies thereof and the authenticity of the originals of such documents;

     b. the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

     c. that the Officer's Certificate is true, accurate and complete on the date hereof; and

     c. that the constating documents and corporate resolutions in the minute book of the Company reviewed by us above remain unamended and complete.

We express no opinion as to the application of the securities laws of the Province of Nova Scotia to the offering of the Exchange Notes.

The opinions hereinafter expressed are limited to the federal laws of Canada and the laws of the Province of Nova Scotia as of the date of this opinion letter and we express no opinion as to the laws of any other jurisdiction.

On the basis of the foregoing and subject to the assumptions, limitations and qualifications we set forth herein, we are of the following opinions:

1. The Company has been duly organized and is validly existing and in good standing as to the payment of annual fees and filing of annual returns as an unlimited company under the laws of

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     the Province of Nova Scotia, Canada and has full corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.

2. Each of the Transaction Documents has been duly authorized and each of the Indenture, the Registration Rights Agreement and the Registration Statement has been duly executed by the Company.

3. No consent, approval, authorization, order, registration or qualification of or with any Canadian federal court or provincial court in the Province of Nova Scotia or governmental or regulatory authority having jurisdiction in the Province of Nova Scotia is required for the execution, delivery and performance by the Company of any of the Transaction Documents, including the consummation of any of the transactions contemplated thereby, except such as have been obtained or made on or prior to the date hereof.

4. It is not necessary under the laws of Nova Scotia or the laws of Canada applicable therein or under the rules and regulations of any authority or agency therein, in order to enable an owner of any interest in the Exchange Notes to enforce its rights under the Exchange Notes, that it should, as a result solely of its holding or reselling of the Exchange Notes under circumstances where the holding or acquisition of any interest in the Exchange Notes was not made in connection with any part of its business done or carried on in the Province of Nova Scotia, be licensed, qualified or otherwise entitled to carry on business in Canada or any authority or agency therein; and it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in a legal or administrative proceeding in the Province of Nova Scotia of any of the Transaction Documents, that any of the Transaction Documents, on or before the closing date of the Exchange Offer, be filed or recorded or enrolled with any court, authority or agency in Nova Scotia or that any stamp, registration or similar taxes or duties be paid to any court, authority or agency in Nova Scotia on or in respect of any of the Transaction Documents.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This letter speaks as of the date hereof, and we disclaim any obligation to update it or advise you of any change in any matter set forth herein.

Very truly yours,


/s/ Stewart McKelvey Stirling Scales

STEWART MCKELVEY STIRLING SCALES